UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                                                                 SEC FILE NUMBER
                           NOTIFICATION OF LATE FILING               033-83116
                                                                  --------------
(CHECK ONE): [ ]Form 10-K   [ ]Form 20-F    [ ]Form 11-K
             [X]Form 10-Q   [ ]Form N-SAR                          CUSIP NUMBER

                  For Period Ended: MARCH 31, 1997
                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR
                  For the Transition Period Ended:______________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________________________________________________________________

PART I - REGISTRANT INFORMATION

   ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION
________________________________________________________________________________

Full Name of Registrant

________________________________________________________________________________
Former Name if Applicable

   4700 N.W. BOCA RATON BOULEVARD, SUITE 400
________________________________________________________________________________
Address of Principal Executive Office (STREET AND NUMBER)

   BOCA RATON, FLORIDA 33431
________________________________________________________________________________
City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort.
or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|      (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|      (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

| |      (c)  The accountant's statement or other exhibit required by Rule
              12b-25(c) has been attached if applicable.

                                                (Attach Extra Sheets if Needed)
                                                                SEC 1344 (6/94)

PART III - NARRATIVE

STATE BELOW IN REASONABLE DETAIL THE REASONS WHY FORMS 10-K, 20-F, 11-K, 10-Q, N-SAR, OR THE TRANSITION REPORT OR PORTION THEREOF, COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD:

         Associated Business & Commerce Insurance Corporation (the "Company") has recently installed new software onto its computer network. The Company's difficulties in integrating this software has been the source of continued delays in the production of the Company's financial statements on a timely basis.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       JOHN S. FLETCHER                    305                       579-0432
     ---------------------------------------------------------------------------
              (Name)                    (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).                [X] Yes    [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                           [ ] Yes   [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

--------------------------------------------------------------------------------


              ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date      MAY  13 , 1997                     By /S/LAWRENCE MARCHBANKS
    ------------------------------              ----------------------
                                                Lawrence Marchbanks
                                                Chairman of the Board

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).